Exhibit 99.1

7315 Wisconsin Avenue. 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Acquires The Westin Colonnade Coral Gables in Miami, Florida
Bethesda, MD, November 12, 2014 - Pebblebrook Hotel Trust (NYSE:PEB) (the “Company”) today announced that it has acquired The Westin Colonnade Coral Gables (“The Westin Colonnade”) for $59.4 million. The 157-room upper-upscale hotel is located in Miami on Miracle Mile in the heart of Coral Gables, Florida. The hotel will continue to be operated by Davidson Hotels and Resorts (“Davidson”).

“We’re excited about the acquisition of The Westin Colonnade Coral Gables and the ability to further expand our presence in Miami, one of the fastest growing markets in the country,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “This hotel is our second hotel investment in Miami, and our first in the Coral Gables submarket. The property’s excellent location in this affluent and dynamic market makes the hotel a leader among its competitors, and its upside opportunity makes it an excellent addition to our high-quality portfolio.”

The Westin Colonnade is a 157-room, upper-upscale, full-service hotel that is located on Miracle Mile in the heart of the Coral Gables commercial district, just south of downtown Miami. The hotel is conveniently located near Merrick Park, Miami Marlins Park, the University of Miami, Coral Gables Museum, a multitude of golf courses and abundant shopping. The hotel’s location is also proximate to major area corporate tenants including Club Med, ExxonMobil, IBM, Bacardi, Intelsat, Del Monte Fresh Produce and other top-tier institutions. The hotel is within close proximity to Miami International Airport, Miami’s Coconut Grove, the University of Miami, South Beach and Brickell Avenue. Nearby leisure demand generators include over 140 gourmet restaurants, cafes, designer boutiques, art galleries and retail shops.

The Company acquired a fee simple condominium interest in The Westin Colonnade. The hotel, which was originally built in 1989, was converted into a Westin in 2007. The hotel’s meeting and banquet spaces set the hotel apart from its South Florida competitors, with 23,000 square feet of meeting space, including a spectacular 9,000 square foot historical, neoclassical, marble-tile Rotunda that is extremely popular for weddings and other social and catering events. The hotel’s first floor boasts a 4,460 rentable square foot restaurant space, currently leased to SUSHISAMBA, which offers a unique blend of Japanese, Brazilian and Peruvian inspired cuisine, music and design. The Westin Colonnade also features an outdoor heated pool with an expansive deck to accommodate social functions and parties, as well as a fitness studio and valet parking.

For the trailing twelve months ended September 2014, the Westin Colonnade operated at 80 percent occupancy, with an average daily rate (“ADR”) of $198 and room revenue per available room (“RevPAR”) of $159. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $2.9 to $3.4 million and net operating income after capital reserves (“NOI”) of $2.3 to $2.8 million. These forecasted numbers have been reduced by $1.0 million due to the forecasted negative impact of a comprehensive $7.0 to $9.0 million renovation that the Company is planning to commence in the second half of 2015.

“We’re thrilled with the opportunity to further develop our relationship with Davidson,” continued Mr. Bortz. “We believe their expertise in operating high-quality hotels and their extensive market knowledge will allow us to unlock significant additional long term value at The Westin Colonnade.”

“We are excited about the opportunity to work with Pebblebrook Hotel Trust at another exceptional hotel property, as this marks our third property managed for Pebblebrook,” said Davidson’s President and Chief Executive Officer, John Belden. “We believe the hotel has immense long term growth potential and upside opportunity, and we look forward to positioning the property as the market leader in the strong and growing Coral Gables submarket.”

The Company expects to incur approximately $0.3 million of costs related to the acquisition of the hotel that will be expensed as incurred.

The acquisition of The Westin Colonnade Coral Gables brings the total number of properties in the Company’s portfolio to 32 and marks the Company’s second investment in the Miami, Florida market.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 32 hotels, including 26 wholly owned hotels with a total of 6,203 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

About Davidson Hotels and Resorts

Davidson Hotels & Resorts is an award-winning, full-service hotel management company that provides management, development/renovation, acquisition, consulting and accounting expertise for the hospitality industry. The company has amassed one of the purest full-service hotel portfolios in the industry, ranging from the upper-upscale to near-luxury segments; encompassing 39 upscale, full-service independent and branded hotels with more than 11,800 rooms and 1.4 million square feet of meeting space across the United States. Davidson is a trusted partner and a preferred operator for Marriott, Hilton, Hyatt and Starwood Family hotels. Additional information on Davidson may be found at the company’s website, www.davidsonhotels.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisition costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
All information in this release is as of November 12, 2014. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Westin Colonnade Coral Gables
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$0.5	to	$1.0

Adjustment:
Depreciation and amortization (1)	2.4		2.4

Hotel EBITDA	$2.9		$3.4

Adjustment:
Capital reserve	(0.6)		(0.6)

Hotel Net Operating Income	$2.3		$2.8

(1) Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2013	2013	2013	2013	2013

Occupancy	80%	87%	88%	81%	84%
ADR	$196	$220	$228	$223	$217
RevPAR	$156	$191	$200	$180	$182

Hotel Revenues	$147.2	$177.5	$181.0	$172.8	$678.5
Hotel EBITDA	$32.2	$56.1	$58.1	$50.4	$196.8

	First Quarter	Second Quarter	Third Quarter
	2014	2014	2014
Occupancy	81%	88%	90%
ADR	$210	$237	$248
RevPAR	$170	$208	$222

Hotel Revenues	$158.4	$187.8	$197.2
Hotel EBITDA	$38.9	$62.4	$70.0

These historical hotel operating results include information for all of the hotels the Company owned as of July 17, 2014. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.